Exhibit 10.7A

AMENDMENT ONE TO SOFTWARE

LICENSING AGREEMENT

This Amendment One to Software Licensing Agreement (the “Amendment”) dated June 18, 2003 (the “Effective Date”) shall serve to amend the Software Licensing Agreement dated April 26, 2002 (the “Agreement”) by and between Altiris, Inc., a Delaware corporation (“Licensor”) and Dell Products L.P (“Dell”).

Dell and Altiris seek to amend the Agreement as further set forth herein to add new Altiris software products known to the Parties as “Local Recovery” and Local Recovery Pro”.

Notwithstanding any provision to the contrary, the Agreement will be amended as of the Effective Date hereof to affect the following:

1.	All capitalized terms which are not defined in this Amendment shall have the meaning as set forth in the Agreement.

2.	Section 1 of the Agreement is amended by adding the following new definitions:

“1.14 Local Recovery shall mean the Licensor software product that backs up data and applications on computers to prevent loss in the event of catastrophic hardware failure, accidental deletion, virus corruption, loss or theft. Local Recovery performs this function by creating a hidden partition on the local disk drive and making back ups to that hidden partition.

“1.15 Local Recovery Pro shall mean the Licensor software product that, in addition to the capabilities of Local Recovery, has the ability to snapshot open and locked files, provide reporting capabilities to the software products Altiris Client Management Suite and Open Manage Client Administrator, and additional technical support options as more fully set forth herein.”

3.	The language in Section 2.2 shall be deleted and replaced with the following:

“Licensor hereby grants to Dell a non-exclusive, nontransferable (except as set forth in Section 12.3), worldwide license, under all of Licensor’s copyrights, patents, patent applications, trade secrets and other intellectual property rights as is necessary to exercise the rights to: (i) use, execute, display, and perform the Licensor Application(s) solely for testing, training, or demonstration purposes, (ii) distribute the Licensor Application(s), as part of, in conjunction with, or for use with, Dell systems and (iii) authorize, license and sublicense third parties to do any, some or all of the foregoing on Dell’s behalf provided, however, that Dell enters into an agreement with such third party at least as protective of Licensor as this Agreement. Dell shall distribute the Licensor Application(s) to end users pursuant to Licensor’s EULA, as may be updated from time to time by Licensor. It is Licensor’s obligation to provide any such updates of the EULA to Dell. Licensor shall embed the EULA in the Licensor Application(s) and Licensor shall also provide to Dell, at Licensor’s expense, a copy of the EULA in electronic and HTML format so that Dell may provide such electronic and HTML EULA to the end user in any appropriate media or means. With respect to the Local Recovery product, Licensor agrees that it will not update the EULA more than once per year, unless otherwise mutually agreed upon by the parties. Dell may distribute Licensor Applications through any appropriate media or means of distribution, including, but not limited to website download or other electronic distribution method. Notwithstanding the foregoing, Dell may only distribute Local Recovery to purchasers of Dell’s Relationship Market Hardware, where “Relationship Market Hardware” means the OptiPlex, Latitude, and Dell Precision branded Dell hardware.”

4.	Section 3.2 shall be amended to include the following new subsections:

(e) Prices for Local Recovery. [*]

(f) Prices for Local Recovery Pro. [*]

[*]	This provision is the subject of a Confidential Treatment Request.

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5.	Section 5.0 Support, Training and Maintenance shall be amended to include the following new Sections.

“Section 5.6 Support for Local Recovery. With respect to Local Recovery, Dell customers shall receive technical support, at no charge, by accessing the Licensor’s web-based “Technical Support Knowledge Base,” currently located at www.altiris.com/support. Should additional support be required or desired by a Dell customer, such customer may purchase Licensor’s “Incident Support Packs” either directly from Licensor or indirectly from Dell.”

“Section 5.7 Support for Local Recovery Pro. With respect to Local Recovery Pro, Dell customers shall receive the following technical support at no charge:

•	Licensor’s web-based “Technical Support Knowledge Base” currently located at www.altiris.com/support.

•	“How-to” and other simple questions submitted via email directly to Licensor’s technical support team at support@altiris.com.

•	Submitting up to two (2) complimentary “Support Incident” requests during the first twelve (12) months of purchasing Local Recovery Pro. These complimentary incidents must be used within the first twelve months and are not provided in subsequent years.

•	Any additional support shall be fee-based and shall require the customer to purchase Licensor’s “Incident Support Packs” either directly from Licensor or indirectly through Dell.”

6.	The language in Section 6.3 is shall be deleted in its entirety and replaced with the following:

[*]

7.	In Exhibit F, the Dell Price List shall be deleted and replaced with the Dell Price List attached hereto.

8.	Sections 2.2, 2.4, 2.5, 2.7, 3.1, 3.4, 3.5, 3.6, 4.1, 7.1, 7.3, 7.4, 8.1, 8.2, 9.3, 12.13 shall apply to Local Recovery and Local Recovery Pro in the same manner that it applies to Licensor Applications.

9.	Section 2.6 shall apply to Local Recovery in the same manner that it applies to Licensed Products.

10.	All other terms and conditions not expressly amended herein shall remain in full force and effect as set forth in the Agreement. Should a conflict arise between this Amendment and the Agreement, the provisions of this Amendment shall control.

[*]	This provision is the subject of a Confidential Treatment Request.

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DELL PRODUCTS L.P. (“Dell”)		ALTIRIS, INC. (“Licensor”)

By:	/s/ DAVID F. BROWN	By:	/s/ JAN NEWMAN

Printed Name: David F. Brown		Printed Name: Jan Newman
Title: VP, WW Procurement		Title: VP Corp Dev.
Date: 07/10/03		Date: 7/15/03

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EXHIBIT F (Amended)

[*]

[*]	This exhibit is the subject of a Confidential Treatment Request.

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